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                                                                    EXHIBIT 10.6

                             SOUTHERN COMMUNITY BANK
                          SALARY CONTINUATION AGREEMENT

      THIS AGREEMENT is adopted this 26th day of February, 2003, by and between SOUTHERN COMMUNITY BANK, a state-chartered commercial bank located in Orlando, Florida (the "Company"), and DENNIS BEDLEY (the "Executive").

                                  INTRODUCTION

      To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

                                    AGREEMENT

      The Company and the Executive agree as follows

                                    ARTICLE 1
                                   Definitions

      Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

      1.1 "Change of Control" means the transfer of shares of the Company's voting common stock such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than 50 percent of the Company's outstanding voting common stock; provided, however, that the formation by the Company of a bank holding company which acquires all or substantially all of the shares of the Company's voting common stock shall not be deemed a Change of Control for purposes of this Agreement.

      1.2 "Code" means the Internal Revenue Code of 1986, as amended.

      1.3 "Disability" means the Executive's suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Company of the carrier's or Social Security Administration's determination upon the request of the Company.

      1.4 "Early Termination" means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

      1.5 "Early Termination Date" means the month, day and year in which Early Termination occurs.


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      1.6 "Effective Date" means January 1, 2003.

      1.7 "Normal Retirement Age" means the Executive's 65' birthday.

      1.8 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Employment.

      1.9 "Plan Year" means a twelve-month period commencing on March I" and ending on the last day of February of the following year. The initial Plan Year shall commence on the Effective Date of this Agreement.

      1. 10 "Termination of Employment" means that the Executive ceases to be employed by the Company for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company.

      1.11 "Benefit Amount" means $45,500 (Forty Five Thousand Five Hundred Dollars). Commencing at the end of the first Plan Year, and each Plan Year thereafter, the Benefit Amount shall be increased four percent (4%) from the previous Plan Year.

      1.12 "Cause" means: (i) fraud; (ii) embezzlement; (iii) conviction of the Executive of any felony; (iv) dereliction of duties; or (v) a material breach of, or the willful failure or refusal by the Executive to perform and discharge the Executive's duties, responsibilities and obligations under this Agreement;
(vi) any act of moral turpitude or willful misconduct by the Executive intended to result in personal enrichment of the Executive at the expense of the Company, or any of its affiliates or which has a material adverse impact on the business or reputation of the Company or any of its affiliates (such determination to be made by the Board in its reasonable judgment); (vii) intentional material damage to the property or business of the Company; (viii) gross negligence; or (ix) the ineligibility of the Executive to perform his duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over the Company

                                    ARTICLE 2
                                LIFETIME BENEFITS

      2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

            2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 the Benefit 2 Amount

            2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive's Normal Retirement Date, paying the annual benefit to the Executive for a period of fifteen years.


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      2.2 Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

            2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Annual Benefit set forth in Schedule A for the Plan Year ending immediately prior to the Early Termination Date, determined by vesting the Executive in 10 percent of the Accrual Balance set forth in Schedule A for the first Plan Year and an additional 10 percent of said amount for each succeeding year thereafter until the Executive becomes 100 percent vested in the Accrual Balance. Any increase in the annual benefit under Section 2.1.1 shall require the recalculation of this benefit on Schedule A. This benefit is determined by calculating a fifteen-year fixed annuity from the Accrual Balance, crediting interest on the unpaid balance at an annual rate of seven and one-half percent, compounded monthly.

            2.2.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Normal Retirement Age, paying the annual benefit to the Executive for a period of fifteen years.

      2.3 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

            2.3.1 Amount of Benefit. The benefit under this Section 2 3 is the Disability Annual Benefit set forth in Schedule A for the Plan Year ending immediately prior to the date in which the Termination of Employment occurs (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1), determined by vesting the Executive in 100 percent of the Accrual Balance. Any increase in the annual benefit under Section
      2.1.1 would require the recalculation of the Disability benefit on Schedule A. This benefit is determined by calculating an fifteen-year fixed annuity from the Accrual Balance crediting interest on the unpaid balance at an annual rate of seven and one-half percent, compounded monthly.

            2.3.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Normal Retirement Age, paying the annual benefit to the Executive for a period of fifteen years.

      2.4 Change of Control Benefit. Upon Termination of Employment following a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

            2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the Change of Control Annual Benefit set forth in Schedule A for the Plan Year ending immediately prior to the date in which Termination of Employment occurs (except during the first


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      Plan Year, the benefit is the amount set forth for Plan Year 1), determined by vesting the Executive in the -Benefit Amount calculated as if the Executive had remained in the employment of the Company until the Normal Retirement Age.

            2.4.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Normal Retirement Age, paying the annual benefit to the Executive for a period of fifteen years.

                                    ARTICLE 3
                                 DEATH BENEFITS

      If the Executive dies prior to the expiration of this Agreement, the Company shall pay to the Executive's beneficiary a benefit equal to the accrual balance set forth on Schedule A for the Plan Year most recently completed prior to the Executive's death, in a lump sum, within 60 days following the Executive's death. This benefit shall be paid in lieu of the Lifetime Benefits of Article 2.

                                    ARTICLE 4
                                  BENEFICIARIES

      4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

      4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect such benefit.

                                    ARTICLE 5
                               GENERAL LIMITATIONS

      5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive's employment for Cause.

      5.2 Suicide or Misstatement. The Company shall not pay any benefit under this


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Agreement if the Executive commits suicide within three years after the date of this Agreement. In addition, the Company shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Company, or on any application for any benefits provided by the Company to the Executive.

      5.3 Competition After Termination Of Employment. The Company shall not pay any benefit, or shall cease paying benefits, under this Agreement if the Executive, without the prior written consent of the Company, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any other federally insured depository institution headquartered or having a physical presence in any county in the State of Florida in which the Company or its affiliates have a physical presence or conduct business operations, which institution is, or may deemed to be, competitive with any business carried on by the Company, within a period of one (1) year following Termination of Employment. In the event the Company determines that the Executive has violated the conditions of this Section 5.3 after receiving benefits under this Agreement, the Executive shall repay to the Company an amount equal to the benefits paid hereunder, with interest. This
Section 5. 3 shall not be applicable in the case of Termination of Employment following a Change in Control.

                                    ARTICLE 6
                          CLAIMS AND REVIEW PROCEDURES

      6.1 Claims Procedure. A Participant or beneficiary ("claimant") who has not received benefits under the Agreement that he ox she believes should be paid shall make a claim for such benefits as follows:

            6.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

            6.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

            6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                  (a) The specific reasons for the denial,

                  (b) A reference to the specific provisions of the Agreement on which


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            the denial is based,

                  (c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

                  (d) An explanation of the Agreement's review procedures and the time limits applicable to such procedures, and.

                  (e) A statement of the claimant's right to bring a civil
            action under ERISA Section 502(a) following an adverse benefit determination on review.

      6.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

            6.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Company's notice of denial, must file with the Company a written request for review.

            6.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

            6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

            6.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

            6.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                  (a) The specific reasons for the denial,

                  (b) A reference to the specific provisions of the Agreement on which the denial is based,


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                  (c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations to the claimant's claim for benefits, and

                  (d) A statement of the claimant's right to bring a civil
            action under ERISA Section 502(x).

                                    ARTICLE 7
                           AMENDMENTS AND TERMINATION

      This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

                                    ARTICLE 8
                                  MISCELLANEOUS

      8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

      8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

      8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

      8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.

      8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

      8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Florida, except to the extent preempted by the laws of the United States of America.

      8.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not


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subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

      8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

      8.9 Administration and Record-keeping Authority. Except as otherwise specifically provided herein, the Company shall have the sole responsibility for and the sole control of the operation, administration, and record-keeping of this Agreement and shall have the power and authority to take all action and to make all decisions and interpretations that may be necessary or appropriate in order to administer and operate the Agreement, including, without limiting the generality of the foregoing, the power, duty, and responsibility to:

            (i) Resolve and determine all disputes or questions arising under the Agreement, including the power to determine the rights of the Participant and beneficiaries and their respective benefits, and to remedy any ambiguities, inconsistencies, or omissions in the Agreement;

            (ii) Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Agreement and as are consistent with the Agreement;

            (iii) Implement the Agreement in accordance with its terms;

            (iv) Establish and revise the method of accounting for the Agreement; and

            (v)   Maintain a record of benefit payments.

      8.10 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

      IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement.

EXECUTIVE:                                         COMPANY:

                                                   Southern Community Bank

                                                   By:   /s/ Alfred J. Cinque
                                                      --------------------------
   /s/ Dennis Bedley                               Title: Director
------------------------------                           -----------------------
Dennis Bedley


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